                                                                    EXHIBIT 99.1








PRESS RELEASE

--------------------------------------------------------------------------------
                     [SMITH INTERNATIONAL, INC. LETTERHEAD]

FOR RELEASE
WEDNESDAY, DECEMBER 6, 2000

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                 M-I ACQUIRES DRILLING FLUIDS AND SOLIDS CONTROL
                     BUSINESS OF BOLLAND & Cia ( ARGENTINA)


         HOUSTON, Texas (December 6, 2000)...M-I today announced the acquisition of the drilling fluids and solids control assets of Bolland & Cia, a privately-held company based in Buenos Aires, Argentina. Bolland, a recognized market leader that provides a variety of oilfield services to the Southern Latin American market, generated 1999 revenues of $25 million in the drilling fluids and solids control product lines. Bolland had previously operated as M-I's distributor for drilling fluids products in the Argentinean market.

         M-I Senior Vice President Bryan Dudman said, "This acquisition will provide our customers with direct access to M-I's new technologies and technical resources. The market in Argentina is fast-growing with significant new players. This acquisition will allow our customers immediate access to our value-added products and services. I am pleased that the current management, who have operated this business so successfully, will continue to be involved on a going forward basis. "

         Bolland Vice President Ernesto Neme commented, "This is an excellent opportunity for our employees and customers. We've had a good working relationship with M-I over the years and this is a natural and necessary evolution. We are very proud that the business we have built will now form an important piece of the world's leading fluids company."


         M-I, a leading supplier of drilling and completion fluid systems and services, solids control equipment and waste management services to the worldwide oilfield industry, is owned 60 percent by Smith International, Inc. (NYSE: SII; PCX) and 40 percent by Schlumberger Limited (NYSE: SLB).